Exhibit 10.1

Execution Version

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (this “Agreement”) is entered into as of the date set forth on the signature page below (the “Execution Date”), by and between Steven L. Berman (“you”) and Dorman Products, Inc. (the “Company”).

WHEREAS, you and the Company are parties to that certain Amended and Restated Employment Agreement, made and entered into as of December 28, 2015, pursuant to which you served as Chief Executive Officer of the Company and currently serve as Executive Chairman of the Company (the “Employment Agreement”);

WHEREAS, in connection with the Company’s continued succession planning, you are transitioning from Executive Chairman of the Company to Non-Executive Chairman of the Board of Directors of the Company (the “Board”), effective April 1, 2023 (“Transition Date”);

WHEREAS, in connection with your transition to Non-Executive Chairman of the Board, your Employment Period as set forth in Section 1.1. of the Employment Agreement will not renew on the Transition Date; and

WHEREAS, you and the Company desire to enter into this Agreement as required under Section 5.4.4 of the Employment Agreement to set forth the terms and conditions of the payments as required under Section 5.4.2 of the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:

1. Obligations. In exchange for executing this Agreement and agreeing to be bound by the general release in Paragraph 3 below, you will receive the payments and benefits as set forth in Section 5.4.2 of the Employment Agreement, including (i) continued annual base salary in the amount of $420,000 for three years following the Transition Date (the “Applicable Period”), payable in accordance with the Company’s payroll over the Applicable Period; (ii) an annual cash bonus in the amount $150,000, on each March 15 during the Applicable Period; and (iii) continued coverage under the Company’s health and welfare plans for the Applicable Period, provided, that the Company may provide a stipend for such coverage if coverage is not available under the Company’s health and welfare plans (the “Obligations”). All amounts payable under this Agreement are subject to applicable withholding taxes. As a result, the Company shall, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder. Additionally, as long as you continue to serve as a director on the Board, your outstanding unvested equity awards under the 2018 Stock Option and Stock Incentive Plan (the “2018 Plan”) shall continue to vest and your vested but unexercised stock options issued under the 2018 Plan shall remain exercisable, subject to their applicable expiration date.

2. General Release. In exchange for the Obligations, you hereby generally and completely release the Company, each of its affiliated entities, and its respective current and former directors, officers, employees, shareholders, stockholders, partners, general partners, limited partners, managers, members, managing directors, operating affiliates, agents, attorneys, predecessors, successors, subsidiary entities, insurers, assigns and affiliated entities (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or related to events, acts, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising from or in any way related to your employment or other participation in connection with any of the Released Parties, or the cessation of that

Execution Version

employment or participation; (b) all claims related to compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, or fringe benefits or profit sharing; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including, without limitations, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act any claims arising under analogous state laws or local ordinances or regulations. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims. You are not waiving your right to claims for unemployment or workers’ compensation benefits, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which you sign this Agreement or claims that are not otherwise waivable under applicable law. In addition, you shall remain eligible for indemnification as set forth in Section 7 of the Employment Agreement.

3. Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Released Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. Restrictive Covenants. Your restrictive covenants as set forth in Section 6 of the Employment Agreement are incorporated herein and a condition of the Obligations hereunder.

Execution Version

5. Medicare Disclaimer: You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

6. Statement of Non-Admission. Nothing in this Agreement is intended as or will be construed as an admission or concession of liability or wrongdoing by the Company or any of the Released Parties.

7. No Actions Pending Against the Company. You expressly acknowledge and represent that: (a) you have received all wages to which you were entitled through the Transition Date as an employee of the Company; and (b) you are not aware of any facts that may constitute violations of the Company’s policies and/or legal obligations.

8. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the matters contained herein and supersedes any and all prior representations and agreements, written or oral, expressed or implied, including the Employment Agreement (except as incorporated herein).

10. Headings; Days. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

11. Representations. You agree and represent that (a) you have read carefully the terms of this Agreement, including the general release; (b) you have had an opportunity to and have been advised by the Company to review this Agreement, including the general release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the general release; (d) you were given twenty-one (21) days to determine whether you wished to sign this Agreement, including the general release; (e) your decision to sign this Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; and (g) you have adequate information to make a knowing and voluntary waiver.

12. Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days (“Revocation Period”). If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. This Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a letter to the attention of Dorman Products, Inc., Attention: General Counsel; 3400 E. Walnut Street, Colmar, PA 18940. The letter must be received within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received by the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Obligations set forth in Paragraph 1 above.

13. Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement on or before that time, then this Agreement is withdrawn and you will not be eligible for the Obligations set forth in Paragraph 1 above.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, and intending to be legally bound hereby, you and the Company hereby execute the foregoing Transition and Release Agreement as of the Execution Date set forth below.

DORMAN PRODUCTS, INC.

By:	/s/ Scott Leff
Name: Scott Leff
Title: Chief Human Resources Officer

I HAVE READ THIS AGREEMENT. I HAVE BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE TWENTY-ONE (21)-DAY PERIOD. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

/s/ Steven L. Berman
Steven L. Berman

February 23, 2023
Execution Date

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